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                                                                   Exhibit 3-172
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     STATE OF DELAWARE
     SECRETARY OF STATE
  DIVISION OF CORPORATIONS
 FILED 09:00 AM 09/15/1992
    712259002 - 2309468



                          CERTIFICATE OF INCORPORATION

                                       OF

                       HEALTH RESOURCES OF ROCKVILLE, INC.


   The undersigned Sole Incorporator hereby forms a corporation under the General Corporation Law of the State of Delaware.

   FIRST: The name of the corporation is Health Resources of Rockville, Inc. (hereafter the "Corporation").

   SECOND: The address of the Corporation's registered office in the State of Delaware is:

          Corporation Service Company
          1013 Centre Road
          Wilmington, Delaware 19805
          New Castle County

   THIRD: The nature of the business to be transacted, and the purpose to be promoted or carried out by the Corporation, are to engage in any lawful act or activity for which corporations may be formed under the General Corporation Law of the State of Delaware.


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                                      -2-

   FOURTH: The total number of shares which the Corporation shall have authority to issue is three thousand (3,000) shares of common stock, and the par value of each of such shares is $.01.

   FIFTH: The name and mailing address of the sole incorporator is:

          Michael P. Byrne, Esq.
          Day, Berry & Howard
          One Canterbury Green
          Stamford, Connecticut 06901

   SIXTH: The business and affairs of the Corporation shall be managed by a Board of Directors, and elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

   SEVENTH: In furtherance and not in limitation of the powers conferred by the State of Delaware, the Board of Directors is authorized to adopt, amend or repeal the Bylaws.

   EIGHTH: The Board of Directors of the Corporation is hereby authorized to fix by resolution any of the designations, powers, preferences, rights, qualifications, limitations or preferences of any class or series of stock issued subsequent to the common stock referred to above.

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                                      -3-

   NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation. law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

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                                      -5-

   3. Expenses incurred by an officer or director of the Corporation in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it shall be ultimately determined that such officer or director is not entitled to be indemnified by the Corporation as authorized by the Delaware General Corporation Law. Such expenses incurred by other employees and agents of the Corporation may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

   4. No amendment to or repeal of this Article ELEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal, nor shall any such amendment or repeal apply to or have any effect on the obligation of the Corporation to pay in advance expenses incurred by an officer or director of the Corporation in defending any action, suit or proceeding arising out of or with respect to any acts or omissions occurring prior to such amendment or repeal.


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                                      -6-

   ELEVENTH: The Corporation reserves the right to amend and repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the General Corporation Law of the State of Delaware. All rights herein conferred are granted subject to this express reservation.

   IN WITNESS WHEREOF, I have signed this Certificate of Incorporation this 14th day of September, 1992.


                                            /s/ Michael P. Byrne
                                            ------------------------------------
                                            Michael P. Byrne




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     STATE OF DELAWARE
    SECRETARY OF STATE
  DIVISION OF CORPORATIONS
 FILED 10:00 AM 06/24/1998
   981244583 - 2309468


                   CERTIFICATE OF CHANGE OF REGISTERED AGENT

                                       AND

                                REGISTERED OFFICE

                                   * * * * *

   HEALTH RESOURCES OF ROCKVILLE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

   The present registered agent of the corporation is UNITED CORPORATE SERVICES, INC. and the present registered office of the corporation is in the country of KENT COUNTY.

   The Board of Directors of HEALTH RESOURCES OF ROCKVILLE, INC. adopted the following resolution on the 11th day of May, 1998.

   Resolved, that the registered office of HEALTH RESOURCES OF ROCKVILLE, INC. in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

   IN WITNESS WHEREOF, HEALTH RESOURCES OF ROCKVILLE, INC. has caused this statement to be signed by Ira C. Gubernick, its Secretary, this 15th day of May, 1998.


                                            /s/ [Graphic Omitted]
                                            ------------------------------------
                                            Ira C. Gubernick, Secretary